UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 13, 2007

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1221 E. Houston, Broken Arrow Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Conditions.

August 13, 2007 – ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced its results for fiscal third quarter 2007.

For the three month period ended June 30, 2007, revenue increased 33% to $17.6 million, compared to $13.2 million in the third quarter of fiscal 2006, the highest level of quarterly revenue achieved in the Company’s history.

Net income attributable to common stockholders in the third quarter of 2007 was $2.0 million, or $0.19 per diluted share, compared to $1.1 million, or $0.11 per diluted share for the same period last year, an increase of 82%.

For the nine months ended June 30, 2007, revenue totaled $48.4 million, compared to $40.4 million for the first nine months of 2006, representing an increase of 20%. Net income attributable to common stockholders for the nine months was $5.0 million, or $0.49 per diluted share, a 43% increase from net income of $3.5 million, or $0.35 per diluted share, for the first nine months of fiscal 2006. A copy of this press release is furnished as exhibit 99.1 to this Current Report and is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.
(c)    Exhibits.

        The following Exhibits are furnished herewith:

99.1	Press Release dated August 13, 2007, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                           ADDVANTAGE TECHNOLOGIES GROUP, INC.

 Date: August 13, 2007                                                                                                       By: /s/ Kenneth A. Chymiak
                                                                                                                                                            Kenneth A. Chymiak
                              President and Chief Executive Officer

Exhibit Index

Exhibit Number      Description

99.1	Press Release dated August 13, 2007, issued by the Company